JORDEN BURT BERENSON & JOHNSON LLP
                                  Suite 400 East
                        1025 Thomas Jefferson Street, N.W.
                             Washington, D.C.  20007





                                 August 27, 1997



   Cappiello-Rushmore Trust
   4922 Fairmont Avenue
   Bethesda, Maryland 20814

         Re:   Cappiello-Rushmore Trust
               Registration Nos. 33-46283 and 811-6601
               Rule 24f-2 Notice (the  Notice )

   Ladies and Gentlemen:

         This opinion is furnished in connection with Rule 24f-2 under the Investment Company Act of 1940, as amended (the 1940 Act ). We understand that, pursuant to Rule 24f-2, the Cappiello-Rushmore Trust (the Trust ) has registered an indefinite number of shares of beneficial interest with no par value of the Trust (the Shares ) under the Securities Act of 1933, as amended. We further understand that, pursuant to the provisions of Rule 24f-2, the Trust is filing with the Securities and Exchange Commission the Notice attached hereto making definite the registration of the Shares sold in reliance upon Rule 24f-2 during the fiscal year ended June 30, 1997.

         In connection with rendering this opinion, we have examined such documents, records, and other matters of law as we have deemed necessary and appropriate for purposes of this opinion. We have assumed that all such documents and records are in full force and effect and have not been rescinded or modified. We have assumed, without independent investigation or verification, the genuineness of all signatures of all parties and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have assumed without independent investigation or verification, the accuracy and correctness of all facts set forth in certificates executed by public officials and authorized representatives of the Trust (in particular, an officer s Certificate to Counsel, dated August 26, 1997) and delivered to us and the accuracy and correctness of all facts set forth in oral or written statements made to us.

         We  have  assumed the validity of all Trust actions represented to us as  having  been taken.  We have also assumed substantial compliance by the
   Trust  and  its  representatives with all applicable  legal requirements to the  extent necessary to validate the actions taken or intended to be taken
   in   connection   with   the   authorization,   issuance,   classification,





   Cappiello-Rushmore Trust
   August 27, 1997
   Page 2

   designation, and other Trust actions with respect to the shares described below. This opinion is issued as of the date hereof and is necessarily limited by laws now in effect and facts and circumstances presently brought to our attention and is subject to any change in law or facts reported or occurring subsequent to the date hereof.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, which are the subject of the Notice filed with the Securities and Exchange Commission today, were legally issued, fully paid, and nonassessable.

         We consent to the filing of this opinion with the Notice. This opinion is rendered solely for the benefit of the addressee only for the purpose of filing the Notice attached hereto, and may not be relied upon for any other purpose or by any other person, firm, or entity whatsoever without our written consent.

                                 Very truly yours,

                                 /s/Jorden Burt Berenson & Johnson LLP

                                 JORDEN BURT BERENSON & JOHNSON LLP